SETTLEMENT AGREEMENT

This Agreement (“Agreement”) is entered into this 30th day of August, 2013 (“Effective Date”), by and between AMREP Corporation (“AMREP”) and the Pension Benefit Guaranty Corporation (“PBGC”, and collectively with AMREP, “Parties”).

WITNESSETH

WHEREAS, PBGC is a wholly-owned United States government corporation established under section 4002 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), 29 U.S.C. § 1302 (2006 & Supp. IV 2011) to administer the pension plan termination insurance program created by Title IV of ERISA, 29 U.S.C. §§ 1301-1461; and

WHEREAS, AMREP is a corporation incorporated under the laws of the state of Oklahoma; and

WHEREAS, AMREP is, and has been at all relevant times, the contributing sponsor (as that term is defined in 29 U.S.C. § 1301(a)(13)) of the Retirement Plan for Employees of AMREP Corporation (“Pension Plan” or “Plan”); and

WHEREAS AMREP admits that (i) on April 21, 2010 (“First Event Date”), it ceased operations, within the meaning of 29 U.S.C. § 1362(e), at its facility located in Louisville, Colorado and, as a result of such cessation, more than 20% of the Plan’s participants were separated from employment (“First Cessation of Operations”); and (ii) on January 31, 2011 (“Second Event Date”), it ceased operations, within the meaning of 29 U.S.C. § 1362(e), at its facility located in Mount Morris, Illinois and, as a result of such cessation, more than 20% of the Plan’s participants were separated from employment (“Second Cessation of Operations”, and collectively with the First Cessation of Operations, “Cessations of Operations”); and

WHEREAS, PBGC asserts that the Cessations of Operations are events described in ERISA §4062(e), and that AMREP and any other members of its controlled group (as defined in ERISA §4001(a)(14)) (AMREP or any other such member, a “Controlled Group Member”) are therefore subject to the provisions of ERISA §4063 and liable thereunder to PBGC with respect to the Plan; and

WHEREAS, PBGC has informed AMREP that AMREP’s initial liability under ERISA §4063(b) as a result of the Cessations of Operations was $11,688,437 (“Liability”); and

WHEREAS, on August 13, 2012, the Parties entered into that certain Tolling and Forbearance Agreement whereby, inter alia, they agreed to the following terms:

i.
AMREP will make all minimum funding contributions to the Plan required under 26 U.S.C. §§ 412 and 430 (including 26 U.S.C. § 430(j)(3)) during the Forbearance Period, as defined below.  Additionally, AMREP (a) would make a cash contribution to the Plan in the amount of $3,000,000 within ten days; and (b) could, at its sole discretion at any time, make one or more further cash contributions to the Plan;

ii.
Any contributions to the Plan above and beyond the minimum required contributions made by AMREP (“Excess Contributions”) would have the effect of reducing dollar for dollar the Liability then outstanding, and will first be applied towards the Liability on account of the First Cessation of Operations;

iii.	AMREP would not elect any pre-funding balances pursuant to 26 U.S.C. § 430(f)(6)(B) for any Excess Contributions made to the Plan;

iv.
Absent material breaches of the Tolling and Forbearance Agreement, PBGC would forbear from taking any action against AMREP on account of the Cessations of Operations until August 13, 2013 (“Forbearance Period”);

v.
With respect to each Cessation of Operations, the running of the termination period provided in 29 U.S.C. § 1363(c)(2), (c)(3) is tolled for the duration of the Forbearance Period, and that AMREP shall not assert or rely on the termination period provided in 29 U.S.C. § 1363(c)(2), (c)(3), as a defense against PBGC’s enforcement of 29 U.S.C. §§ 1362(e), 1363 against it with respect to any Cessation of Operations; and

vi.	During the Forbearance Period, AMREP may engage in negotiations with PBGC to resolve the remaining Liability owed; and

WHEREAS, on August 16, 2012, AMREP made a $3,000,000 contribution to the Plan and did not elect a pre-funding balance pursuant to 26 U.S.C. § 430(f)(6)(B); and

WHEREAS, AMREP made $425,929 in Excess Contributions during the Forbearance Period and did not elect a pre-funding balance pursuant to 26 U.S.C. § 430(f)(6)(B); and

WHEREAS, AMREP has made all minimum required contributions to the Plan during the Forbearance Period; and

WHEREAS, as a result of the payments made by AMREP as described above, the amount of Liability remaining as of the Effective Date is $8,262,508; and

WHEREAS, in lieu of PBGC attempting to apply the provisions of subsections 4063(b), (c) or (d) of ERISA, 29 U.S.C. § 1363(b), (c) and (d), or otherwise enforcing against AMREP such liability that has resulted from the Cessations of Operations, PBGC and AMREP have reached an understanding with respect to such Liability which takes into account the contributions made during the Forbearance Period as described above; and

NOW THEREFORE, AMREP and PBGC, for good and valuable consideration set out herein, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1.           Contributions to the Plan

1.1           In addition to making all minimum funding contributions to the Plan required under 26 U.S.C. §§ 412 and 430 (including 26 U.S.C. § 430(j)(3)) for each plan year for which any Additional Contribution (as defined below) is made (all such minimum funding contributions, collectively, “Required Contributions”), (a) AMREP shall, or AMREP shall cause one or more its direct or indirect subsidiaries to, make a cash contribution to the Plan in the amount of $3,243,008 (“Mandatory Additional Contribution”) within ten (10) days of the Effective Date, and (b) AMREP may, or AMREP may cause one or more its direct or indirect subsidiaries to, in AMREP’s sole discretion at any time, make one or more further cash contributions to the Plan (“Optional Additional Contributions”, and collectively with the Mandatory Additional Contribution, “Additional Contributions”).

1.2           AMREP shall not at any time elect under 26 U.S.C. § 430(f)(6)(B) to create or increase the Plan’s prefunding balance (as defined in 26 U.S.C. § 430(f)(6)) by using (a) all or any portion of any Additional Contributions, or (b) all or any portion of any excess described in 26 U.S.C. § 430(f)(6)(B) that is directly or indirectly attributable to any Additional Contributions. AMREP’s obligation not to make such an election with respect to any Additional Contributions is continuing and will survive termination of this Agreement.

1.3           AMREP agrees that in the event that it makes an election prohibited under Section 1.2, it will be liable to PBGC in the amount so elected, such liability will be immediately due and payable upon such election without notice or demand, and any sums collected on account of any such liability shall be deposited by PBGC in the trust of the Plan.  Any such liability will be in addition to all other obligations of AMREP under this Agreement.

1.4           Each Additional Contribution made by AMREP will have the effect of reducing dollar for dollar the Liability then outstanding, and will first be applied towards the Liability on account of the First Cessation of Operations.

2.           Mortgage Securities

2.1           To secure any unpaid amounts of the Liability, AMREP will, on or before the thirtieth (30th) day following the Effective Date, execute first lien mortgages in favor of PBGC (“Original PBGC Mortgages”) on the real properties described in Exhibit A hereto (“Original Mortgaged Properties”), which are currently appraised at $10,039,000.

2.2           The Liability shall at all times be secured by PBGC Mortgages (as defined in Section 2.4 below) on the Mortgaged Properties (as defined in Section 2.4 below).  The appraised value of the Mortgaged Properties as stated in the Annual Appraisals (as defined in Section 2.3 below) (such appraised value, “Appraised Value”), after subtracting the amount of any encumbrances on the Mortgaged Properties senior in priority to the PBGC Mortgages, shall at all times be at least two times the amount of the Liability then outstanding.

If, at any time, the Appraised Value of the Mortgaged Properties, after subtracting the amount of any encumbrances on the Mortgaged Properties senior in priority to the PBGC Mortgages, exceeds two times the amount of the Liability then outstanding (after deducting the amount of any Sale Contribution (as defined in Section 2.5 below) expected pursuant to a sale of

Mortgaged Property notified by AMREP to PBGC as contemplated by Section 2.4 below), AMREP may in its sole discretion identify Mortgaged Properties to be released from the PBGC Mortgages (“Released Properties”) such that, following such release, the Appraised Value of the Mortgaged Properties remaining subject to the PBGC Mortgages, after subtracting the amount of any encumbrances on such Mortgaged Properties senior in priority to the PBGC Mortgages, exceeds two times the amount of the Liability then outstanding (after deducting the amount of any Sale Contribution expected pursuant to a sale of Mortgaged Property notified by AMREP to PBGC as contemplated by Section 2.4 below).  AMREP shall provide to PBGC a recordable discharge and release of the PBGC Mortgages with respect to any Released Properties.  PBGC will promptly confirm AMREP’s compliance with this Section 2.2 and promptly execute and record each discharge and release the PBGC Mortgages with respect to any Released Properties; provided that, PBGC shall not be required to execute and record a discharge and release of the PBGC Mortgages with respect to a Released Property that is being sold pursuant to Section 2.4 below until the Closing Date thereof.  PBGC agrees to promptly execute such other documents as may be necessary to effect and evidence the termination, discharge and release of the PBGC Mortgages with respect to a Released Property.

2.3           AMREP will provide to PBGC updated appraisals of the Mortgaged Properties on each anniversary of the Effective Date (the most recent appraisals of the Mortgaged Properties provided to PBGC (including, as applicable, the appraisals provided to PBGC prior to the Effective Date), “Annual Appraisals”).  If at any time the Appraised Value of the Mortgaged Properties, after subtracting the amount of any encumbrances on the Mortgaged Properties senior in priority to the PBGC Mortgages, is less than two times the amount of the Liability then outstanding, AMREP will make a top-up payment to the Pension Plan in the amount equal to half of the difference between two times the amount of the Liability then outstanding and the Appraised Value of the Mortgaged Properties (“Top-Up Payment”).  For example, if the Liability then outstanding is $5,000,000 and the Annual Appraisals state that the Appraised Value of the Mortgaged Properties is $9,000,000, AMREP shall make a Top-Up Payment of $500,000 to the Plan.  PBGC shall notify AMREP in writing that a Top-Up Payment is required which shall include the amount required to be remitted to the Plan.  AMREP shall make the Top-Up Payment in the amount specified by PBGC within ten (10) days of the date the PBGC notification is received by AMREP.

2.4           If AMREP chooses to sell any of the Mortgaged Properties at any time or in any combination during the duration of this Agreement, AMREP shall use its commercially reasonable efforts to notify PBGC of the sale(s) at least forty-five (45) days prior to the date the sale(s) is (are) expected to close (“Closing Date”).  If necessary to comply with Section 2.2 (after deducting the amount of any Sale Contribution expected pursuant to a sale of Mortgaged Property notified by AMREP to PBGC as contemplated by this Section 2.4 from the Liability then outstanding), AMREP will use its commercially reasonable efforts to provide to PBGC at least thirty (30) days prior to the Closing Date current appraisals of replacement properties that AMREP proposes will secure the remaining Liability then outstanding (“Replacement Properties”).  PBGC, in its sole discretion, will determine whether the Replacement Properties are acceptable additional security for the Liability then outstanding.  If the Replacement Properties are acceptable to PBGC, AMREP will provide PBGC with first lien mortgages (“Replacement PBGC Mortgages”, collectively with the Original PBGC Mortgages, “PBGC Mortgages”) on such Replacement Properties (“Replacement Mortgaged Properties”, collectively

with the Original Mortgaged Properties, “Mortgaged Properties”) at least ten (10) days prior to the Closing Date.   The Replacement PBGC Mortgages shall contain the same terms and conditions as the Original PBGC Mortgages.

If any of the Mortgaged Properties are listed for sale by AMREP and AMREP expects that the Closing Date may take place in less than forty-five (45) days (“Expedited Closing Date”), AMREP will immediately notify PBGC in writing when a potential buyer expresses interest in said Mortgaged Properties.  The Parties agree that an Expedited Closing Date does not release AMREP from its responsibility to provide PBGC with current appraisals of Replacement Properties, nor does it in any way release AMREP from its responsibility, if necessary to comply with Section 2.2 (after deducting the amount of any Sale Contribution expected pursuant to a sale of Mortgaged Property notified by AMREP to PBGC as contemplated by this Section 2.4 from the Liability then outstanding), to provide Replacement PBGC Mortgages on Replacement Mortgaged Properties that are acceptable to PBGC, as determined by PBGC in its sole discretion, prior to the Expedited Closing Date.

If the sale of a Mortgaged Property would result in the Appraised Value of the Mortgaged Properties remaining subject to the PBGC Mortgages being less than two times the amount of the Liability then outstanding (after deducting the amount of any Sale Contribution expected pursuant to a sale of such Mortgaged Property), PBGC shall have the unilateral right to veto any sale of the Mortgaged Properties if (a) the Replacement Properties suggested by AMREP are insufficient to secure the Liability then outstanding (after deducting the amount of any Sale Contribution expected pursuant to a sale of such Mortgaged Property), as determined by PBGC in its sole discretion; (b) Replacement PBGC Mortgages on Replacement Mortgaged Properties are not validly executed and filed at least ten (10) days prior to the Closing Date; or (c) Replacement PBGC Mortgages on Replacement Mortgaged Properties are not validly executed and filed prior to the Expedited Closing Date.

2.5           No later than five (5) days after the Closing Date, AMREP shall provide to PBGC a written closing statement evidencing all financial details of the sale of the Mortgaged Property, including purchase price.  No later than ten (10) days after the Closing Date, AMREP shall deposit into the Pension Plan (such deposited amount, “Sale Contribution”) 50% of the lesser of (i) the amount equal to the total purchase price of such Mortgaged Property minus any costs or expenses in connection with such sale or in preparing such Mortgaged Property for sale or (ii) the Appraised Value of such Mortgaged Property.  Each Sale Contribution shall be treated in the same manner as Additional Contributions provided in Section 1 above.  AMREP shall further provide to PBGC written documentation of such Sale Contribution within five (5) days of its deposit into the Plan.

2.6           If, at any time, AMREP grants a lien, mortgage, or interest on any of the Mortgaged Properties in a priority junior to that of the PBGC Mortgages (“Junior Interest”), such Junior Interest shall not have any rights with respect to the Mortgaged Properties unless said rights are expressly approved in writing by PBGC, in its sole discretion.  Execution of a Junior Interest on any of the Mortgaged Properties that does not so limit the rights of a Junior Interest will be considered an Event of Default (as described in Section 6.1 below). PBGC hereby expressly approves the Junior Interest of American Republic Investment Co. in certain real estate owned by Two Commerce LLC, as described in, and as modified by, the Mortgage

Subordination Agreement, dated as of the Effective Date, between PBGC and American Republic Investment Co.

2.7           Following the Agreement Termination Date (as defined in Section 4.1 below), and at AMREP’s sole expense, AMREP will provide to PBGC a recordable discharge and release of the PBGC Mortgages.  PBGC shall promptly execute and record each discharge and release.  PBGC agrees, following the Agreement Termination Date, to promptly execute such other documents as may be necessary to effect and evidence the termination, discharge and release of the PBGC Mortgages.

3.           Notice Requirements

3.1           During the term of the Agreement, and in addition to the other notice requirements herein, AMREP will provide notices and information to PBGC as follows:

(a)           The Pension Plan’s actuarial valuation report by October 31 of each plan year;

(b)           Written notice no later than ten (10) days after the due date of any Required Contribution that AMREP has failed to timely pay;

(c)           Written documentation of all Additional Contributions made to the Plan within five (5) business days of their deposit; and

(d)           Copies of all Internal Revenue Service (“IRS”) Forms 5310-A on the date  filed with the IRS for any plan merger or consolidation, spinoff, or transfer of plan assets or liabilities to another plan that involves the Pension Plan.  In the event that any such Form 5310-A will not be timely filed with the IRS, AMREP will notify PBGC at least 30 days before any plan merger or consolidation, spinoff, or transfer of plan assets or liabilities to another plan that involves the Pension Plan.

4.           Termination of the Agreement

4.1           This Agreement will terminate on the date the Liability has been paid in full to the Plan, as confirmed in writing to AMREP by PBGC (which confirmation shall be provided within thirty (30) days after PBGC receives notice from AMREP that the Liability has been paid in full) (“Agreement Termination Date”).  In the event the Liability has not been paid in full, this Agreement shall nonetheless terminate on the later of:

(a)           the fifth anniversary of the Effective Date (“Fifth Anniversary”); or

(b)           if an Event of Default (as defined in Section 6.1 below) that has not been waived by PBGC in writing exists on the Fifth Anniversary, the date upon which such Event of Default is cured.

4.2           Effective on the Agreement Termination Date and in consideration of the terms, conditions, mutual covenants and agreements set forth herein, the adequacy and sufficiency of which are hereby acknowledged, PBGC, on its own behalf, and in every other capacity in which it may now or in the future act, will be deemed to release and forever discharge each Controlled Group Member from any claim whatsoever with respect to any and all of such member’s liability and/or obligations under sections 4062(e) and/or 4063 of ERISA with regard to the Cessations of Operations.

5.           Representations and Warranties

5.1           AMREP hereby represents and warrants to PBGC that each of the following is true and correct as of the Effective Date:

(a)           AMREP has full power and authority to enter into and perform its obligations under the Agreement and to carry out and consummate the transactions contemplated by the Agreement;

(b)           AMREP’s execution, delivery and performance of the Agreement and all other documents executed or to be executed by AMREP in connection with the Agreement have been duly authorized by all necessary corporate action; and

(c)           This Agreement has been duly executed by authorized officers or other representatives of AMREP.  This Agreement shall constitute a legal, valid and binding contract and agreement of AMREP enforceable by PBGC, and only by PBGC, against AMREP in accordance with its terms.

5.2           PBGC hereby represents and warrants to AMREP that each of the following is true and correct as of the Effective Date:

(a)           PBGC has full power and authority to enter into and perform its obligations under the Agreement and to carry out and consummate the transactions contemplated by the Agreement;

(b)           PBGC’s execution, delivery and performance of the Agreement and all other documents have been duly authorized by all necessary corporate action and are within PBGC’s statutory authorization and authority; and

(c)           This Agreement shall be duly executed by authorized officers or other representatives of PBGC.  This Agreement shall constitute a legal, valid and binding contract and agreement of PBGC enforceable against PBGC in accordance with its terms.

6.           Default; Remedies

6.1           Event of Default.  Each of the following shall constitute an “Event of Default” under this Agreement:

(a)           AMREP  fails to make any Required Contributions in accordance with the minimum funding standards of ERISA and the Internal Revenue Code (the “Code”);

(b)           AMREP materially breaches any other covenant, term or condition of this Agreement and, if curable, fails to cure such breach within thirty (30) days after such breach; provided, however, that if the breach cannot by its nature be cured within the thirty (30) day period, but is susceptible to being cured within a reasonable time greater than thirty (30) days, then AMREP shall have an additional period (which shall not in any case exceed thirty (30) days, for a maximum total of sixty (60) days) to attempt to cure such breach, and within any such additional period the failure to cure the breach shall not be deemed an Event of Default;

(c)           Any representation or warranty made by AMREP in Section 5.1 above is untrue in any material respect as of the Effective Date;

(d)           AMREP (i) becomes insolvent; or (ii) is unable, or admits in writing its inability, to pay debts as they generally mature; or (iii) makes a general assignment for the benefit of creditors or to an agent authorized to liquidate any of its property; or (iv) makes or sends notice of a bulk transfer; or (v) files or, consents to the filing against it, of a petition or other papers commencing a proceeding under Title 11 of the United States Code or any similar type of insolvency proceeding (“Insolvency Proceeding”); or (vi) has an Insolvency Proceeding filed or instituted against it which has not been dismissed within forty-five (45) days after its commencement, or in which an order for relief has been entered against it, or (vii) applies to a court for appointment of a receiver, trustee or custodian for any of its property; or (viii) has a receiver, trustee or custodian appointed for any of its property (with or without its consent);

(e)           AMREP dissolves or discontinues (other than on a temporary basis) doing business;

(f)           The Pension Plan terminates under 29 U.S.C. § 1341(c) or 29 U.S.C. § 1342; or

(g)           The occurrence of a “default” (as defined therein) under any of the PBGC Mortgages.

6.2           Notice.  AMREP shall immediately give written notice to PBGC upon the occurrence of any Event of Default.

6.3           General Remedies.  If any Event of Default occurs, then PBGC may take any one or more of the following actions:

(a)  exercise any or all of the rights and remedies available to it as a secured party under the UCC or any other applicable law, including (but not limited to) the right to repossess the Mortgaged Properties and the right to sell the Mortgaged Properties to the extent necessary to pay the remainder of the Liability then outstanding; and

(b)  foreclose on the Mortgaged Properties non-judicially, to the fullest extent permitted by law, or proceed by a suit or suits at law or in equity to foreclose on the Mortgaged Properties.

6.4           Forbearance.  So long as no Event of Default exists and remains uncured, PBGC will forbear during the term of this Agreement from taking any action against AMREP or other

Controlled Group Member to enforce sections 4062(e) and/or 4063 of ERISA, 29 U.S.C. §§ 1362(e), 1363, on account of the Cessations of Operations.

6.5           Remedies Not Exclusive.  No remedy recited in this Agreement with respect to the occurrence of an Event of Default shall limit PBGC in any manner from pursuing after the occurrence of an Event of Default any and all remedies provided under the UCC, ERISA, the Code, or other applicable law.  The rights and remedies provided for in this Agreement or which PBGC may otherwise have at law or in equity shall be distinct, separate, and cumulative.  The rights and remedies shall not be deemed to be inconsistent with each other, and none of them, whether or not exercised by PBGC, shall be deemed to be in exclusion of any other.  Any two or more of such rights and remedies may be exercised at the same time, all to the fullest extent permitted by law.

7.           General Provisions

7.1           Compliance with ERISA.  Nothing in this Agreement affects AMREP’s obligations to comply with ERISA and the Code, including, without limitation, AMREP’s obligation to make all Required Contributions in accordance with the minimum funding standards of ERISA and the Code.

7.2           Limitation of Rights.  This Agreement is intended to be and is for the sole and exclusive benefit of PBGC and AMREP.  Nothing expressed or mentioned in or to be implied from the Agreement gives any person other than PBGC or AMREP any legal or equitable right, remedy, or claim against PBGC or AMREP under or in respect of this Agreement.

7.3           Notices.  All notices, demands, instructions and other communications required or permitted under the Agreement to any Party shall be in writing and shall be personally delivered or sent by registered, certified, or express mail, postage prepaid, return receipt requested, facsimile (which shall be immediately followed by the original of such communication), or pre-paid overnight delivery service with confirmed receipt, and shall be deemed to be given for purposes of this Agreement on the date the writing is personally delivered or sent to the intended recipient, or in the case of facsimile, on the date transmitted to the intended recipient.  Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section, all such notices, demands, instructions and other communications shall be sent to the Parties as indicated below:

To AMREP:	Peter M. Pizza
Chief Financial Officer
AMREP Corporation
300 Alexander Park, Suite 204
Princeton, NJ 08540
Facsimile: (609) 716-8255
PPizza@amrepcorp.com

Christopher Vitale
General Counsel
AMREP Corporation
300 Alexander Park, Suite 204
Princeton, NJ 08540
Facsimile: (609) 716-8255
CVitale@amrepcorp.com

To PBGC:	Corporate Finance and Restructuring Department
Pension Benefit Guaranty Corporation
1200 K Street, N.W., Ste. 270
Washington, D.C. 20005-4026
Facsimile: (202) 842-2643
Shelton.Mark@pbgc.gov

Office of the Chief Counsel
Pension Benefit Guaranty Corporation
1200 K Street, N.W.
Washington, D.C. 20005-4026
Facsimile: (202) 326-4112
Hansen.Courtney@pbgc.gov and efile@pbgc.gov

7.4           Counterparts.  This Agreement may be executed and delivered (including by facsimile or electronic pdf transmission) in one or more counterparts and by different Parties on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.5           Entire Agreement.  This Agreement, including the Mortgages, contains the complete and exclusive statement of the agreement and understanding by and among the Parties and supersedes all prior agreements, understandings, commitments, representations, communications, and proposals, oral or written, among the Parties or any of them relating to the subject matter of this Agreement.  This Agreement may not be amended, modified, or supplemented except by an instrument in writing executed by the Parties hereto.

7.6           No Waivers.  The failure of any Party to enforce a provision of the Agreement shall not constitute a waiver of such Party’s right to enforce that provision of the Agreement.

7.7           Headings.  The section and paragraph headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

7.8           Governing Law.  Except to any extent preempted by federal law, the laws of the State of New York, without giving effect to New York’s rules concerning conflicts of law, shall govern all disputes arising out of or relating to this Agreement; provided, however, that any actions with respect to the PBGC Mortgages shall be governed by the laws of state in which each Mortgaged Property is located.

7.9           Jurisdiction; Venue.  Any action, suit or proceeding arising out of or relating to this Agreement, except for one brought with respect to the Mortgaged Properties, shall be brought in the United States District Court for the District of Columbia.

7.10           Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party hereto, nor shall any rule of construction that favors a non-draftsman be applied.  A reference to any statute shall be deemed also to refer to all rules and regulations promulgated under the statute, unless the context requires otherwise.

7.11           Assignment.  No Party may assign this Agreement in whole or in part, or delegate any of its duties hereunder, without the express prior written consent of the other Party.  Any such assignment or delegation made without such express prior written consent shall be null and void ab initio.

7.12           Unenforceable, Invalid Provisions.  If any provision in this Agreement shall be invalid, inoperative or unenforceable as applied in any particular case, this shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance.  If any provision of this Agreement shall be invalid, inoperative or unenforceable in all cases, this shall not have the effect of rendering any other provision of the Agreement invalid, inoperative, or unenforceable.  The invalidity of any portion of this Agreement shall not affect the remaining portions of the Agreement.

7.13           Inapplicability to Pension Plan. This Agreement is not a document or instrument governing the Pension Plan, nor does anything in this Agreement amend, supplement or derogate from the documents and instruments governing the Pension Plan.  Further, nothing in this Agreement alters, amends or otherwise modifies the operation or administration of the Pension Plan.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the Effective Date.

AMREP CORPORATION		PENSION BENEFIT GUARANTY CORPORATION
By:	/s/ Peter M. Pizza	By:	/s/ Kristina Archeval/RDB
	Peter M. Pizza		Kristina Archeval
Title:	Vice President and Chief Financial Officer	Title:	Director, Corporate Finance And Restructuring Department
Date:	August 30, 2013	Date:	September 3, 2013